Exhibit 10.2

December 15, 2021

David Shirk

3150 Sabre Drive

Southlake, Texas 76092

Dear David:

This New Employment Agreement (“New Agreement”) between Sabre GLBL Inc. (a wholly-owned subsidiary of Sabre Corporation, referred to herein as the “Company”) and you will govern the new terms of your employment with the Company effective January 1, 2022 (“Effective Date”).

You and the Company acknowledge that your employment has been previously governed by an employment agreement dated April 5, 2017, between the Company and you, as amended on November 27, 2017 and again on July 17, 2018 (together, the April 5, 2017 agreement and all amendments are referred to as the “Original Employment Agreement”).

You and the Company also agree that your Original Employment Agreement will be terminated in connection with your anticipated departure from your current role of Executive Vice President and President, Travel Solutions for the Company.

However, you and the Company have agreed that after you depart your current position, you will continue your employment with the Company in an operational role as Senior Advisor (as described below), to allow for an orderly transition of your duties and responsibilities to your successors.

Therefore, in consideration of the mutual covenants contained in this New Agreement, the Company and you agree as follows:

1.	The Original Employment Agreement will be terminated at midnight on December 31, 2021.

2.

By your signature below you agree to waive and release the Company from any claim for payments either under the Company’s Executive Severance Plan or any other severance policy or contract term related to the termination of the Original Employment Agreement. You also agree that after December 31, 2021, you are not eligible to participate in the Executive Severance Plan or any other severance programs offered by the Company.

3.

In consideration for the release outlined in Section 2, the Company agrees to maintain your employment, under the terms listed below, through December 31, 2022 (the “Termination Date”). The period from January 1, 2022 through December 31, 2022 is referred to as the “Senior Adviser Employment Period.”

4.

Beginning on the Effective Date and through the Termination Date, you will serve as a Senior Advisor of the Company, with reasonable duties and responsibilities as are mutually agreed by you and the Company/CEO. You shall perform all such duties faithfully, industriously, and to the best of your experience and talent. Except as otherwise expressly provided in this Agreement, you shall abide in all material respects by all the Company policies and directives applicable to you. You may provide consulting services to third parties from time to time and serve on the board of directors for third party companies, consistent with the terms of the Agreement and the Company’s Code of

Business Ethics, during the period beginning on the Effective Date and through the Termination Date, with the prior consent of the Chief Executive Officer, which consent will not be unreasonably withheld; provided, however, that any full-time employment by you with any third party shall be deemed to be a voluntary termination of your employment by you, and you must provide 60 days’ notice to the Company prior to commencing such employment.

5.

During the Senior Adviser Employment Period, your annual base salary will be $722,625, subject to normal taxes and withholding, and payable pursuant to the Company’s standard payroll practices and payroll period.

6.

During the Senior Adviser Employment Period, you will not be eligible to participate in any Company bonus plans (EIP, VCP, SIP) or be eligible to receive any grants pursuant to Sabre’s Long-Term Equity Incentive Program. However, provided the that the Company’s Compensation Committee of the Board of Directors approves any EIP payouts for calendar 2021 performance for your role under the Original Employment Agreement, you will be eligible to receive payment at the rate you were eligible to receive in your former role at the same time similarly situated Company executives receive their EIP payments. Further, you will continue to be eligible to vest in any prior equity grants pursuant to the terms of each such grant agreement. Finally, you will still be eligible to receive any payments pursuant to the Cash Performance Award granted to you in March 2020 (which is incorporated into this agreement by reference). Any such payments, if earned pursuant to the terms of the Cash Performance Award program, will be paid in March 2022.

7.

You will be eligible to participate in the Company’s employee benefit plans, policies and other compensation and perquisite programs provided to other senior executives of the Company and that you were eligible to receive pursuant to the Original Employment Agreement, subject to the terms, conditions and eligibility requirements of each such benefit plan, policy or other compensation program, including amendments or modifications thereto. During the Senior Adviser Employment Period, you shall be entitled to paid vacation and sick leave in accordance with the Company’s vacation, holiday and other pay for time not worked policies as in effect from time to time. Such benefit plans, policies or other compensation and perquisite programs may be discontinued or changed from time to time in the Company’s sole discretion.

8.

You agree that Section 8 of your Original Employment Agreement, which contains certain post-employment obligations around Non-Competition, Non-Solicitation and Non-Disclosure last for 18 months subsequent to the end of your employment with the Company, for whatever reason, remains in full force and effect and is incorporated into this Agreement for reference.

9.	Termination Provisions.

a.

For Cause Prior to Termination Date. The Company agrees that it will not terminate this New Agreement during the Senior Adviser Employment Period unless it terminates for “Cause”, as such term is defined by the Sabre Executive Severance Plan. Should the Company terminate this New Agreement for Cause you will receive only the annual base salary earned, but unpaid, as of the date the Company terminates your employment and any unreimbursed business expenses (the “Final Paycheck”). Provided, however, that prior to any termination for Cause, the Company will provide you with written notice providing reasonable detail regarding the specific circumstances of such alleged Cause and a 30-day period in which to cure the alleged reason. Should you cure or be diligently working to cure the alleged reason in the 30-day period, Cause will not exist to terminate your employment.

b.

On Termination Date. Should your employment end on the Termination Date as contemplated by this New Agreement, the Company will provide you with the Final Paycheck and a general release agreement (the “Release”) offering you, in exchange for a full release of claims, a lump sum cash severance benefit payment equivalent to the sum of 6 months of the base salary (as set out above in Paragraph 5) and the amount necessary to continue your insurance coverages under COBRA (at the same coverage levels and for the same dependents that were covered just prior to your last day of employment) for a period of 12 months (the “Severance Benefits”).

c.

By You Prior to Termination Date. Should you resign your employment with the Company prior to the Termination Date you will receive the following: the Final Paycheck. Should your employment end prior to the Termination Date due to your Death, the Company will provide you with 1) the Final Paycheck, 2) a lump sum cash payment equivalent to the remaining base salary you would have received had you remained employed with the Company through the Termination Date, and 3) reimbursement for COBRA insurance expenses for your dependents for 18 months of through the end of 2023.

/s/ David Shirk
David Shirk

SABRE CORPORATION

/s/ Shawn Williams
Shawn Williams
EVP and Chief People Officer